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                                                                     Exhibit 2.3



                               TRANSFER AGREEMENT
                               ------------------

     THIS TRANSFER AGREEMENT (the "Agreement") is made as of         , 2002, by
                                   ---------
and between [New WellChoice], a Delaware corporation ("Transferee"), and Empire
                                                       ----------
HealthChoice, Inc., a New York corporation ("Transferor").
                                             ----------

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Transferor desires to transfer and distribute to Transferee certain leases, furniture and equipment, vendor and license agreements, cash, cash equivalents and other assets of Transferor as specified (by item or category) on Schedule A hereto (the "Specified Assets"), and Transferee desires
             ----------              ----------------
to accept the transfer and distribution of the Specified Assets and to assume all obligations of Transferor in respect of such Specified Assets, including, without limitation, the obligations specified (by item or category) on such Schedule A (the "Specified Obligations"); and
                 ---------------------

     WHEREAS, the Specified Assets and the Specified Obligations shall include, to the extent specified on Schedule A, assets and liabilities distributed to
                           ----------
Transferor by [Old WellChoice] in connection with the liquidation and dissolution of [Old WellChoice]; and

     WHEREAS, the value of the Specified Assets and Specified Obligations for purposes of the distribution to and assumption by [New WellChoice] as contemplated by this Agreement is as set forth on Schedule A; and
                                                  ----------

     WHEREAS, Transferee also will assume all liabilities and obligations of Transferor which are based upon, arise out of or otherwise exist in respect of certain claims and litigations to which Transferor is a party as specified on Schedule B hereto (the "Assumed Litigations"); and
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     WHEREAS, this Agreement is the "Transfer Agreement" referred to in that certain Amended Plan of Restructuring of [Empire Blue Cross and Blue Shield]
filed with the New York Department of Insurance on                 , 2002 (the
Plan").
----

     NOW, THEREFORE, Transferor and Transferee agree as follows:

     1. The transactions contemplated by this Agreement shall be deemed to have been effected as of the Conversion Effective Date (as defined in the Plan).

     2. Transferor hereby transfers, distributes, assigns, delivers and sets over to Transferee, all of Transferor's right, title and interest in, to and under the Specified Assets and Transferee hereby accepts from Transferor all right, title and interest of Transferor in, to and under the Specified Assets.

     3. From time to time, at the request of Transferee, and without further consideration or cost or expense to Transferor, Transferor shall do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances that may reasonably be required for




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the transfer, assignment, delivery, assurance and confirmation to Transferee of the Specified Assets.

     4. Transferee hereby absolutely and irrevocably assumes and agrees to pay, keep, perform, observe, discharge, defend and be solely liable and responsible for (i) the Specified Obligations and (ii) the Assumed Litigations (collectively, the "Assumed Liabilities").
                    -------------------

     5. Transferor hereby constitutes and appoints Transferee the true and lawful attorney of Transferor in the name of Transferee or in the name of Transferor, but by and on behalf of and for the sole benefit of Transferee, to demand and receive from time to time any and all of the Specified Assets, or to receive, collect, or enforce any right, title, benefit or interest of any kind in or to the Specified Assets. Without limitation of the foregoing, Transferor hereby authorizes Transferee to endorse or assign any instrument, contract or chattel paper relating to the Specified Assets. Transferee agrees that the foregoing appointment made and the powers hereby granted are coupled with an interest and shall be irrevocable by Transferor.

     6. Transferee agrees to defend, indemnify and hold harmless Transferor and its affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all claims, actions, causes of action, judgments, awards, liabilities, losses, costs or damages claimed or arising directly from (i) any Assumed Liability or (ii) events occurring on or after the Conversion Effective Date in connection with the Specified Assets including the use, ownership, possession, operation or occupancy of any Specified Asset from and after the Conversion Effective Date.


     7. (a) There shall be excluded from the transactions contemplated by this Agreement any Specified Asset which is not assignable or transferable without the consent of any person other than the Transferor, to the extent that such consent shall not have been given prior to the Conversion Effective Date.

        (b)With respect to any Specified Asset that is nor included in the Specified Assets or transferred and assigned to Transferee effective as of the Conversion Effective Date by reason of Section 7(a), after the Conversion Effective Date and until any requisite consent is obtained and the foregoing transferred and assigned to Transferee, the parties shall cooperate with each other, upon written request, in endeavoring to obtain for Transferee, at no cost to the Transferor, an arrangement which Transferee reasonably shall desire designed to provide for Transferee the benefits thereof in some other manner.

     8. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be deemed one and the same agreement of the party executing the same, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

     9. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.



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     10. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

     11. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto.

                   [Balance of page intentionally left blank]



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     IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Agreement on the day and year first above written.

                                        TRANSFEROR:

                                        EMPIRE HEALTHCHOICE, INC.


                                        By: ___________________________________
                                            Name:
                                            Title:


                                        TRANSFEREE:
                                        ----------

                                        [NEW WELLCHOICE, INC.]


                                        By: ___________________________________
                                            Name:
                                            Title:


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